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                                                           OMB APPROVAL
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------                                             OMB Number: 3235-0362
FORM 5                                             Expires:  September 30, 1998
------                                             Estimated average burden
                                                   hours per response .... 1.0
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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
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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
   GROSSER        ROBERT                          CITYSCAPE FINANCIAL CORP. (CTYS)    "         to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------     X Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year           X Officer (give    Other (Specify
  39 WINDGATE DRIVE                               Person (Voluntary)       December 31, 1996    ----        title ---       below)
-------------------------------------------                               -------------------               below)
                 (Street)                                                 5. If Amendment,             CHAIRMAN OF THE BOARD,
                                                                             Date of Original             CEO & PRESIDENT
                                                                             (Month/Year)       -----------------------------------
NEW CITY           NEW YORK          10956
-------------------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Reporting
                                                                                                       (check applicable box)
                                                                                              X  Form Filed by One Reporting Person
                                                                                             ---
                                                                                                 Form Filed by More Than One
                                                                                             --- Reporting Person
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                                               TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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COMMON STOCK                     12/23/96       G       640       A                           640(1)         I            BY SPOUSE
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COMMON STOCK                                                                            5,268,444            D
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COMMON STOCK                                                                                  800(2)         I           BY DAUGHTER
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COMMON STOCK                                                                                  800(2)         I           BY DAUGHTER
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Reminder:  Report on a seperate line for each class of securities beneficially owned directly or indirectly.                 (Over)

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FORM 5 (continued)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)

                                                                               --------------------------------------
                                                                               Date    Expira-               Amount or
                                                               --------------- Exer-   tion       Title      Number of
                                                                (A)     (D)    cisable Date                  Shares
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SHORT CALL OPTION            $1.25                                            7/1/96  3/10/00 COMMON STOCK  1,380,000
(obligation to sell)
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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SHORT CALL OPTION             1,380,000                         D
(obligation to sell)
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Explanation of Responses:

  (1) THE REPORTING PERSON DISCLAIMS BENEFICIAL OWNERSHIP OF THESE SECURITIES, AND THIS REPORT SHALL NOT BE DEEMED AN ADMISSION
      THAT THE REPORTING PERSON IS THE BENEFICIAL OWNER OF SUCH SECURITIES FOR PURPOSES OF SECTION 16 OR FOR ANY OTHER PURPOSE.

  (2) REPORTING PERSON AS CUSTODIAN FOR DAUGHTER WHO SHARES REPORTING PERSON'S HOUSEHOLD.

                                                                                       /s/ Robert Grosser                2-13-97
                                                                                      --------------------------------  ---------
                                                                                      **Signature of Reporting Person      Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
                                                                                                                        Page 2
                                                                                                                    SEC 2270 (7-96)


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